EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		PRESIDENT
(515) 232-6251
OCTOBER 19, 2018

AMES NATIONAL CORPORATION

ANNOUNCES 2018 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2018 results:

Ames National Corporation (the “Company”) is pleased to announce the completion of the acquisition of Clarke County State Bank with its three branches located in Osceola and Murray, Iowa by First National Bank (FNB), the Company’s largest affiliate bank, on September 14, 2018 (the “Acquisition”). The Company and FNB welcome our new employees and customers, and look forward to a mutually beneficial long term relationship. The newly combined staffs of FNB have made outstanding progress during the third quarter with the integration of the new branches and are to be commended on their significant efforts to ensure a smooth transition. Non-routine costs associated with the Acquisition totaled approximately $340,000 for the quarter ended September 30, 2018.

For the quarter ended September 30, 2018, net income for Ames National Corporation totaled $4,459,000 or $0.48 per share, compared to $3,928,000 or $0.42 per share earned in 2017. The improvement in earnings is primarily the result of an increase in loan interest income and lower federal income tax expense, offset in part by higher deposit interest expense, an increase in salaries and benefits and non-routine costs associated with the Acquisition.

Third quarter net interest income totaled $10,586,000, an increase of $434,000, or 4%, compared to the same quarter a year ago. The improvement in net interest income was mainly due to increased loan volume and rates and recognition of nonaccrual interest income. Nonaccrual interest income recognized in the three months ended September 30, 2018 was $143,000 as compared to $20,000 for the same period in 2017. Loan and deposit interest rates increased in conjunction with general market interest rates, as the Federal Reserve Bank increased short term interest rate targets by 1.00% since September 30, 2017. The Company’s net interest margin was 3.28% for the quarter ended September 30, 2018 as compared to 3.29% for the quarter ended September 30, 2017. The net interest margin was negatively impacted in 2018 by the lower tax equivalent yield on tax-exempt securities interest income computed in 2018 based upon a 21% federal income tax rate as compared to a 35% federal income tax rate used in 2017.

A provision for loan losses of $100,000 was recognized in the third quarter of 2018 as compared to $57,000 in the third quarter of 2017. Net loan charge offs totaled $195,000 for the quarter ended September 30, 2018 compared to net loan charge offs of $105,000 for the quarter ended September 30, 2017. The Iowa agricultural economy remains challenged as the result of the current low grain prices, potential tariff concerns on Iowa exports and excessive rainfall in most of our markets.

Noninterest income for the third quarter of 2018 totaled $2,162,000 as compared to $1,860,000 for the same period in 2017, an increase of 16%. The increase in noninterest income is primarily due to higher wealth management income and a one-time gain on the foreclosure of other real estate owned. The higher wealth management income was primarily due to an increase in estate fees.

Noninterest expense for the third quarter of 2018 totaled $6,988,000 compared to $6,296,000 recorded for the same period in 2017, an increase of 11%, which was primarily due to the Acquisition and increases in salaries and employee benefits. This increase in salaries and benefits was primarily due to normal salary increases, additional personnel and changes in the Company’s paid time off benefits. The efficiency ratio was 54.8% for the third quarter of 2018 as compared to 52.4% in 2017.

The provision for income taxes expense for the quarter ended September 30, 2018 and 2017 was $1,201,000 and $1,730,000, respectively, representing an effective tax rate of 21% and 31%, respectively. The reduction in the effective income tax rate from one year ago was primarily related to the enactment of the Tax Cut and Jobs Act legislation signed on December 22, 2017. This legislation lowered the marginal statutory federal corporation income tax rate for the Company from 35% to 21% beginning January 1, 2018. The effective tax rates are lower than the statutory rates for both periods primarily due to tax-exempt income.

Nine Months 2018 results:

For the nine months ended September 30, 2018, net income for the Company totaled $12,813,000 or $1.38 per share, compared to $11,011,000 or $1.18 per share earned in 2017. The improvement in earnings is primarily the result of an increase in loan interest income, a reduction in the provision for loan losses and lower federal income tax expense.

For the nine months ended September 30, 2018, net interest income totaled $30,983,000, an increase of $883,000, or 3%, compared to the same period a year ago. The improvement in net interest income was mainly due to increased loan interest rates and recognition of nonaccrual interest income on loans, offset by an increase in deposit interest expense and a decrease in interest income on tax-exempt securities. Nonaccrual interest income recognized in the nine months ended September 30, 2018 was $452,000 as compared to $33,000 for the same period in 2017. The decrease in tax-exempt interest income on investments is mainly due to higher yielding municipal bonds maturing and being called. Loan and deposit interest rates increased in conjunction with general market interest rates, as the Federal Reserve Bank increased short term interest rate targets by 1.00% since September 30, 2017. The Company’s net interest margin was 3.21% for the nine months ended September 30, 2018 as compared to 3.25% for the nine months ended September 30, 2017. The decrease in the net interest margin was primarily due to the lower tax equivalent yield on tax-exempt securities interest income computed in 2018 based upon a 21% federal income tax rate as compared to a 35% federal income tax rate used in 2017.

A provision for loan losses of $193,000 was recognized in the nine months ended September 30, 2018 as compared to $1,222,000 in the nine months ended September 30, 2017. Net loan charge offs totaled $226,000 for the nine months ended September 30, 2018 compared to net loan charge offs of $589,000 for the nine months ended September 30, 2017.

Noninterest income for the nine months ended September 30, 2018 totaled $5,917,000 as compared to $5,966,000, a decrease of 1%, for the same period in 2017. The decrease in noninterest income is primarily due to lower security gains, offset in part by higher wealth management income and a gain on the foreclosure of other real estate owned. The higher wealth management income was primarily due to an increase in estate fees.

Noninterest expense for the nine months ended September 30, 2018 totaled $20,566,000 compared to $19,172,000 recorded in 2017, an increase of 7%, which was primarily due to non-routine costs associated with the Acquisition of $340,000 and increases in salaries and employee benefits. This increase in salaries and benefits was primarily due to a normal salary increases, additional personnel and one-time $1,000 bonus paid to full-time employees. The efficiency ratio was 55.7% for the nine months ended September 30, 2018 as compared to 53.2% in 2017.

The provision for income taxes expense for the nine months ended September 30, 2018 and 2017 was $3,328,000 and $4,662,000, respectively, representing an effective tax rate of 21% and 30%, respectively. The reduction in the effective income tax rate from one year ago was primarily related to the enactment of the Tax Cut and Jobs Act legislation signed on December 22, 2017. This legislation lowered the marginal statutory federal corporation income tax rate for the Company from 35% to 21% beginning January 1, 2018. The effective tax rates are lower than the statutory rates for both periods primarily due to tax-exempt income.

Balance Sheet Review:

As of September 30, 2018, total assets were $1,448,252,000, an $83.3 million increase, compared to September 30, 2017. The increase in assets, primarily loans, was mainly due to the acquisition of the Clarke County State Bank.

Securities available-for-sale as of September 30, 2018 declined to $474,442,000 from $503,368,000 as of September 30, 2017. The decrease in securities available-for-sale is primarily due to payments and maturities of mortgage backed securities and municipals and higher unrealized loss in the investment portfolio as higher market interest rates caused a decline in the fair value of the investment portfolio. This decline was offset in part by the Acquisition and purchases of U.S. agency securities.

Net loans as of September 30, 2018 increased 13%, to $859,830,000, as compared to $764,229,000 as of September 30, 2017. The growth in the loan portfolio is primarily due to the Acquisition. Loan demand has moderated over the past twelve months. The allowance for loan losses on September 30, 2018 totaled $11,288,000, or 1.30% of gross loans, compared to $11,140,000 or 1.44% of gross loans as of September 30, 2017. The decrease in the percentage of allowance for loan losses to gross loans can be primarily attributed to the Acquisition. The purchased loan portfolio is initially recorded without an allowance for loan loss, as the credit risk is reflected in the fair value of loans on the acquisition date.

Deposits totaled $1,215,761,000 on September 30, 2018, compared to $1,114,538,000 recorded at September 30, 2017, a 9% increase from a year ago. The growth in the deposits was due primarily to the Acquisition.

Securities sold under agreements to repurchase totaled $48,859,000 as of September 30, 2018 as compared to $39,001,000 recorded as of September 30, 2017.

The Company’s stockholders’ equity represented 11.6% of total assets as of September 30, 2018 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $168,630,000 as of September 30, 2018, compared to $173,329,000 as of September 30, 2017. The decrease in stockholders’ equity was the result of the after tax impact of depreciation in the fair value of securities available for sale, offset in part by the retention of net income in excess of dividends.

Shareholder Information:

Return on average assets was 1.31% for the quarter ended September 30, 2018, compared to 1.15% for the same period in 2017. Return on average equity was 10.54% for the quarter ended September 30, 2018, compared to the 9.08% in 2017. Return on average assets was 1.25% for the nine months ended September 30, 2018, compared to 1.07% for the same period in 2017. Return on average equity was 10.15% for the nine months ended September 30, 2018, compared to the 8.64% in 2017.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.25 on September 30, 2018. During the third quarter of 2018, the price ranged from $26.20 to $32.15.

On August 8, 2018, the Company declared a quarterly cash dividend of $0.23 per common share. The dividend is payable November 15, 2018, to shareholders of record at the close of business on November 1, 2018.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2018 and 2017
(unaudited)

ASSETS	2018	2017

Cash and due from banks	$25,318,944	$23,087,890
Interest bearing deposits in financial institutions	38,048,525	35,486,284
Securities available-for-sale	474,442,299	503,368,435
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,946,100	3,242,000
Loans receivable, net	859,830,015	764,228,850
Loans held for sale	279,940	279,800
Bank premises and equipment, net	16,071,119	15,595,418
Accrued interest income receivable	9,485,035	8,423,038
Other real estate owned	729,795	385,509
Bank-owned life insurance	2,757,310	-
Deferred income taxes, net	4,803,300	1,817,543
Other intangible assets, net	2,842,085	1,133,736
Goodwill	9,618,621	6,732,216
Other assets	1,079,179	1,159,533

Total assets	$1,448,252,267	$1,364,940,252

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$220,806,001	$202,368,921
NOW accounts	369,779,264	337,062,117
Savings and money market	414,057,574	380,454,650
Time, $250,000 and over	42,849,563	36,776,010
Other time	168,268,111	157,876,361
Total deposits	1,215,760,513	1,114,538,059

Securities sold under agreements to repurchase	48,858,900	39,001,050
Federal Home Loan Bank (FHLB) advances and other borrowings	8,400,000	32,000,000
Dividends payable	2,141,510	2,048,401
Accrued expenses and other liabilities	4,461,535	4,023,858
Total liabilities	1,279,622,458	1,191,611,368

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of September 30, 2018 and 2017	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	135,828,253	131,047,038
Accumulated other comprehensive income (loss)	(6,698,998)	2,781,292
Total stockholders' equity	168,629,809	173,328,884

Total liabilities and stockholders' equity	$1,448,252,267	$1,364,940,252

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income:
Loans	$9,557,527	$8,729,702	$27,442,604	$25,345,116
Securities
Taxable	1,574,020	1,557,872	4,720,996	4,637,498
Tax-exempt	1,085,131	1,210,510	3,451,084	3,819,380
Interest bearing deposits and federal funds sold	243,879	114,820	638,924	365,346

Total interest income	12,460,557	11,612,904	36,253,608	34,167,340

Interest expense:
Deposits	1,740,579	1,169,296	4,736,455	3,204,115
Other borrowed funds	134,017	292,054	533,870	862,798

Total interest expense	1,874,596	1,461,350	5,270,325	4,066,913

Net interest income	10,585,961	10,151,554	30,983,283	30,100,427

Provision for loan losses	100,000	57,277	192,978	1,221,620

Net interest income after provision for loan losses	10,485,961	10,094,277	30,790,305	28,878,807

Noninterest income:
Wealth Management Income	877,146	747,634	2,534,510	2,180,941
Service fees	363,993	401,237	1,036,841	1,126,122
Securities gains, net	-	37,881	-	498,560
Gain on sale of loans held for sale	207,856	179,553	576,441	544,095
Merchant and card fees	358,816	348,847	1,035,338	1,017,362
Gain on foreclosure of other real estate owned	162,862	-	162,862	-
Other noninterest income	191,130	144,953	570,685	598,791

Total noninterest income	2,161,803	1,860,105	5,916,677	5,965,871

Noninterest expense:
Salaries and employee benefits	4,331,976	4,026,932	13,216,844	12,058,903
Data processing	838,414	807,419	2,506,804	2,481,331
Occupancy expenses, net	536,004	527,071	1,490,395	1,546,657
FDIC insurance assessments	99,934	111,987	308,002	326,958
Professional fees	423,172	307,484	1,123,577	919,157
Business development	327,985	262,408	821,344	722,869
Intangible asset amortization	94,883	89,861	266,337	280,837
Other operating expenses, net	335,464	162,826	832,729	835,414

Total noninterest expense	6,987,832	6,295,988	20,566,032	19,172,126

Income before income taxes	5,659,932	5,658,394	16,140,950	15,672,552

Income tax expense	1,201,100	1,729,987	3,328,100	4,661,687

Net income	$4,458,832	$3,928,407	$12,812,850	$11,010,865

Basic and diluted earnings per share	$0.48	$0.42	$1.38	$1.18

Declared dividends per share	$0.23	$0.22	$0.94	$0.66